Exhibit 16.1

December 30, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Mesa Air Group, Inc. Form 8-K dated December 26, 2019, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs.
2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP